Exhibit 99.1

Investor Contact:

John Mills

Managing Partner

ICR

646-277-1254

Limoneira Provides Fiscal Year 2019 Business Update

- Company Continues to Expect Record Revenue in Fiscal Year -

- Lemons and Oranges Faced Pricing Pressure Throughout the Third Quarter of Fiscal 2019 -

- Third Quarter Fiscal 2019 Experienced Lower than Expected Fresh Lemon Utilization Rates -

- Announces Date of Fiscal Third Quarter 2019 Earnings Conference Call -

Santa Paula, CA., August 28, 2019 – Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced a business and guidance update for its fiscal year ending October 31, 2019.

The excessive rains in Southern California during the first six months of fiscal year 2019 created an overabundance of large fresh lemons in the citrus industry, resulting in an industry-wide decrease of lemon carton pricing and volume. As the Company entered the latter stages of the third quarter, the large lemon inventory did not sell through as fast as previously expected due to more large lemons, industry-wide, than previously expected. This resulted in dramatically lower fresh lemon utilization rates, lower average per carton pricing and higher per carton packing costs than previously expected. In addition, the orange industry continued to face lower than expected pricing due to over-supply and sizing of fruit well into the Company’s third fiscal quarter of 2019. Based on these events, the Company is updating its fiscal year 2019 guidance.

Harold Edwards, President and Chief Executive Officer, stated, "We continued to face pricing and sales volume headwinds from lower fresh utilization due to the industry-wide overabundance of large fresh lemons. The larger sized lemons were selling for approximately $18.00 per carton in the third quarter, well below our normal pricing, and we had to turn approximately 50% of our fresh lemons into juice, which garners lower revenue. For the full year of fiscal year 2019, we continue to expect to grow a tree crop of approximately 7.2 million domestic lemon cartons. Unfortunately, due to the lower fresh utilization rate during the third quarter, our lemons grown for fiscal year 2019 will not translate into our full year goal of fresh cartons sold.”

Mr. Edwards continued, “We expect to achieve record domestic and international fresh lemon volume in fiscal year 2019, but our operational costs are not being fully leveraged due to the drop in fresh lemon utilization rates in the third quarter. As we progress through the fourth quarter, we are now achieving a sales price of $21.50 per carton due to more normalized fruit sizes. Even though we expect improved pricing in the fourth quarter, the weather events that affected the overall lemon and orange industry earlier this year offset the fact that we have achieved our grower retention goals and increased our market share. As we turn our sights to fiscal 2020, we are well positioned for a return to solid growth and improved profitability. Based on our expected organic lemon growth for next year and all recent acquisitions coming on-line for a full fiscal year, we are excited about our continued long-term growth opportunities.”

Fiscal Year 2019 Business Update and Fiscal Third Quarter 2019 Insight

•	The Company now expects operating loss for fiscal year 2019 to be approximately $(0.5) million to $(3.0) million compared to previous expectations of operating income of $7.5 million to $12.5 million.

•	The Company now expects fiscal year 2019 diluted loss per share results to be in the range of $(0.10) to $(0.20) per share with an estimated 17.5 million shares outstanding. Adjusted diluted loss per share is expected to be in the range of $(0.12) to $(0.22), compared to the previous earnings range of $0.25 to $0.45. Adjusted EPS guidance for fiscal year 2019 excludes estimated equity earnings from Harvest at Limoneira and the potential impact of mark to market changes in the value of its 240,000 shares of Calavo. Beginning in fiscal year 2019, the Company is required to measure the changes in fair value of this investment on its statement of operations.

•	The Company expects diluted loss per share for the third quarter of fiscal year 2019 to be in the range of $(0.04) to $(0.08) and adjusted (loss) earnings per share to be in the range of $(0.02) to $0.02.

•	For fiscal year 2019, the Company and its international affiliates are lowering lemon volume expectations due to lower fresh utilization rates and expect to sell 7.7 to 8.3 million cartons of fresh lemons globally compared to previous guidance of 8.4 to 9.0 million cartons. Due to the competitive nature of international business, the Company is not providing average price projections for international lemon sales. Included in the global cartons estimate, are the 4.5 to 5.0 million cartons the Company expects to sell domestically. Through the first nine months of fiscal year 2019, the Company sold 3.8 million domestic lemon cartons at an approximate average price of $21.00. As the Company progresses through the fourth quarter, the overall pricing is improving as the market supply normalizes. Each movement of $0.50 per annual carton of Limoneira grown lemons in fiscal year 2019 equates to an approximate $0.04 change in earnings per share and adjusted earnings per share and $1.0 million change in adjusted EBITDA.

•	The Company sold approximately 1.8 million pounds of avocados at approximately $1.70 per pound, compared to previous expectations of 1.7 to 2.0 million pounds at approximately $1.20 per pound.

•	Due to excessive heat in the summer of 2018, the Company expected minimal revenue from avocados in fiscal year 2019. Offsetting this temporary event will be the benefit of crop insurance for approximately $2.4 million calculated on actual avocado harvest in fiscal year 2019. The Company expects an increase in avocado production in fiscal year 2020.

•	For fiscal year 2019, the unfavorable conditions for domestic oranges has continued to affect orange pricing throughout the industry. This is resulting in lower than previously expected pricing in the orange market. The Company anticipates similar volume and improved size and pricing in fiscal year 2020.

•	Fiscal year 2019 Adjusted EBITDA is now expected to be in the range of $7.0 million to $9.5 million, compared to previous range of $17.0 million to $22.0 million.

In addition, not included in adjusted earnings per share for fiscal year 2019 is a year-to-date benefit of $2.6 million of equity earnings from its real estate development, Harvest at Limoneira and a $2.1 million unrealized loss on Calavo stock.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Longer-Term Growth Pipeline

Fiscal year 2019 outlook estimates do not include equity earnings benefits from the Harvest at Limoneira project. Initial lot sales representing 210 residential units closed in the second and third quarters of fiscal year 2019 and the Company is receiving a benefit of equity earnings in its first nine-months of fiscal year 2019 of $2.6 million.

Looking beyond 2019, the Company has an additional 1,200 acres of non-bearing lemons that are estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects the first 300 acres of the 1,200 acres to become full bearing in fiscal year 2020. Beyond these 1,200 acres, Limoneira intends to plant an additional 500 acres of lemons in the next two years which it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its 2019 level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

The Company expects a full year benefit from the Argentina joint venture formed with FGF Trapani (“FGF”), and land acquisition in fiscal year 2020.

The Company will report its full third quarter fiscal year 2019 results on September 9, 2019.

Conference Call Information

The Company will host a conference call to discuss its financial results on September 9, 2019, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 239-9838 from the U.S. and international callers can dial (323) 794-2551. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, September 23, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 2789249.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon´âra) is a dedicated sustainability company with 15,700 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2019, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings that are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes unrealized gain (loss) on stock in Calavo, LLC earnings in equity investment and impairments on real estate development assets when applicable, is an important measure to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Fiscal Year 2019 Business Update and Fiscal Third Quarter 2019 Insight" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Source: Limoneira Company

Investors
ICR
John Mills, 646-277-1254
Managing Partner
or
Media
LIMONEIRA
John Chamberlain, 805-525-5541 ext. 1056
Director-Marketing